Exhibit 99.1

Bruker BioSciences Announces Preliminary Fourth Quarter 2006 Financial Results

Billerica, Mass. — January 29, 2007 — Bruker BioSciences Corporation (NASDAQ: BRKR) today announced preliminary financial results for its fourth quarter, which ended on December 31, 2006.  The Company is providing this preliminary financial information prior to its planned public offering roadshow.  Bruker BioSciences plans to release its fourth quarter and full year 2006 financial results on February 22, 2007.

On July 1, 2006, Bruker BioSciences completed its acquisition of Bruker Optics Inc., which was accounted for in a manner similar to a pooling of interests.  As a result of this accounting treatment, all historical financials have been pooled as if the companies had always been combined.  On December 15, 2006, the Company filed a Form 8-K with the Securities and Exchange Commission (SEC) which presents pooled historical financial statements as of and for the three years ended December 31, 2005.

For the fourth quarter of 2006, the Company expects to report pooled revenue between $130 million and $135 million, or approximately 22% to 26% revenue growth year-over-year, and pooled earnings in the range of $0.07 to $0.09 per diluted share.  For the fourth quarter of 2005, pooled revenue was $106.8 million, and pooled earnings were $0.05 per diluted share.

For the full year 2006, the Company expects to report pooled revenue between $430 million and $435 million, or approximately 15% to 17% revenue growth compared to the full year 2005, and pooled earnings in the range of $0.15 to $0.17 per diluted share.  Included in earnings for the full year 2006 were after-tax charges of $5.0 million, or $0.05 per diluted share, related to the acquisition of Bruker Optics.  Also included in earnings for the full year 2006 were after-tax gains on derivative financial instruments of approximately $2.0 million, or $0.02 per diluted share.  For the full year 2005, pooled revenue was $372.3 million, and pooled earnings were $0.10 per diluted share.  Included in earnings for the full year 2005 were after-tax losses on derivative financial instruments of $(1.0) million, or $(0.01) per diluted share.

The Company’s fourth quarter and full-year 2006 financial results stated above are preliminary and do not present all information necessary for an understanding of the Company’s 2006 financial position and results of operations.  Moreover, the full year 2006 financial results are currently being audited by the Company’s independent registered public accounting firm.  The Company’s completion of its 2006 financial statements, and the related audit of these financial statements, could result in changes to the preliminary financial results stated above.

In the first quarter of 2006, our pooled revenue was $94.9 million, with operating income of $4.9 million and earnings of $0.03 per diluted share.  For the first quarter of 2007, we anticipate year-over-year top-line growth and operating income improvement.  For the first quarter of 2007, we also expect a modest year-over-year bottom-line improvement due to reduced ‘interest and other income’ after our investments in three acquisitions in the second half of 2006. The foregoing is a forward looking statement and is subject to risks and uncertainties including those described below under “Cautionary Statement”.

William Knight, Chief Financial Officer, commented: “I am very pleased that in the year 2006 we delivered strong growth in both revenue and EPS.  Our goal is to continue our steady annual financial improvements in 2007 and beyond.  Traditionally, our fourth quarter has been our best quarter of the year, and our fourth quarter 2006 was particularly strong.”

Concerning the planned imminent start of the Company’s roadshow, Mr. Knight added: “We believe that our planned public follow-on offering will further enhance the liquidity of our stock for our institutional investors.”

On December 15, 2006 the Company had announced the filing of a registration statement on Form S-3 with the SEC for a proposed offering of 10,400,000 shares of BRKR common stock, with 2,200,000 shares to be offered by the Company and 8,200,000 shares to be offered by four Laukien shareholders.  President and CEO Frank Laukien is not selling shares in this offering.   The result of this offering would be an increase in the Company’s public float from presently 37.6% to 46.7%, or to 48.0%, if the 1,560,000 share over-allotment option is exercised in full.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about Bruker BioSciences and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bear, Stearns & Co. Inc. toll-free at 1-866-803-9204, by calling UBS Securities LLC  toll free at 1-888-827-7275 or by emailing us at Michael.Willett@bruker.com.

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc., Bruker AXS Inc. and Bruker Optics Inc.  For more information, please visit www.bruker-biosciences.com

•                  Bruker AXS is a leading developer and provider of advanced X-ray tools used primarily in life science and materials research, as well as of X-ray and OES elemental analysis instrumentation used primarily in industrial applications.

•                  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry and also develops and provides a broad range of field analytical systems for chemical, biological, radiological and nuclear detection.

•                  Bruker Optics is a leading developer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to our reorganization strategies, risks related to the integration of businesses we have acquired or may acquire in the future, technological approaches, product development, market acceptance, cost and pricing of our products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2005, our most recent quarterly reports on Form 10-Q and, our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

For Further Information:	Michael Willett
Investor and Public Relations Officer
Tel: +1 (978) 663-3660, ext. 1411
Email: Michael.Willett@bruker.com